EXHIBIT 99.1

Educational Development Corporation Announces Recent Sales Growth and Repayment of Loan

TULSA, Okla., May 12, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports significant revenue growth in April from UBAM division and the repayment of the $1.4M loan drawn pursuant to the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Randall White, CEO of Educational Development Corporation, announced the Company has had significant sales growth in UBAM and repaid the PPP loan.

Per Mr. White, “During March 2020, our Company’s net revenues were down 25% from the same month last year, our warehouse operations and staff were working less than full-time, sales to retail outlets were down 60% and our facility’s leasing tenant, whose monthly payment exceeds our mortgage payment, had requested a 90 day lease payment abatement.   The impact of these events, along with the uncertainty of future sales volumes, supported our decision to request a loan under the recently announced Paycheck Protection Program.”

“However, during April our net revenues rebounded significantly in our direct sales division Usborne Books & More.  Our UBAM consultants offer our entire catalog, including award winning books, puzzles and activities to customers.  These products have been in increased demand due to the closing of many schools which increased the need for educational materials in homes.  Our ability to receive orders online and deliver directly to our customers’ homes has resulted in increased revenues.  The April net revenues of our UBAM division exceeded 160% of our net revenues in April of last year, and we are continuing to see increased sales this month.  In addition, our number of active sales consultants has increased to over 34,000 as 5,000 new consultants joined in April and over 1,200 have joined so far in May.  We expect these new consultants, along with the success of our existing consultants, will continue to have a positive impact on net revenues this year.”

Mr. White continued “Because of the recent significant revenue growth, we have determined that the loan received under the Paycheck Protection Program is no longer needed and we have repaid it.”

Mr. White concluded, “While our Publishing division continues to struggle this quarter as most retail stores have been temporarily impacted, the supporting efforts of our UBAM consultants has been tremendous.   We look forward to our Publishing divisions revenues returning as stores reopen in the upcoming weeks and look forward to returning revenues from our school bookfairs and direct sales from booths at outdoor events in the UBAM division.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2019, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2019 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.